Exhibit 10.30

CONFIDENTIAL TREATMENT REQUESTED

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) between Stephen H. Hochschuler, M.D. (the “Consultant”), having an address set forth on the signature page hereof, Alphatec Spine Inc., (the “Spine”), a California corporation having a principal place of business at 2051 Palomar Airport Road, Suite 100, Carlsbad, CA 92011, and Alphatec Holdings, Inc. (“Holdings”), a Delaware corporation having a principal place of business at 2051 Palomar Airport Road, Suite 100, Carlsbad, CA 92011 (collectively, Spine and Holdings shall be referred to as the “Company”), is made effective as of October 13, 2006 (the “Effective Date”). In connection with the Consultant (i) serving on the Board of Directors of the Company (the “Board”); and (ii) providing consulting services to the Company and the mutual promises of the parties hereunder, it is agreed as follows:

1. Service on the Board of Directors. The Consultant agrees to serve or continue to serve as a director of the Company on its Board for so long as the Consultant is duly elected or appointed, or until the Consultant resigns in writing, whichever is first. While the Consultant remains on the Board, the Consultant will perform the usual and customary duties of a member of the Board, which will include attendance at Board meetings and reasonable preparation for such meetings.

2. Additional Consulting Services. The Company hereby retains the Consultant, and the Consultant hereby agrees, to serve as an advisor to the Company and its senior management in the Company’s Field of Interest (such services and consultation being herein referred to as the “Services”). The term “Field of Interest” means orthopedic devices related to the spine. The Services shall not include any not to include any laboratory, pre-clinical or clinical activities.

3. Performance of Services. The Consultant shall devote up to four full days (a “ full day” shall mean a minimum of eight business hours, excluding all travel time), as requested by the Company, over the course of every four-week period during the term of this Agreement to perform consulting and advisory services in the Field of Interest, and shall use reasonable efforts to provide any additional Services as may be reasonably be requested from time to time by the Company. Such Services shall be performed at the Company’s principal place of business or at some other location agreed upon by the Company and the Consultant. The Consultant agrees to devote its reasonable best efforts to the performance of the Services. The Company shall have the right to publicize the Consultant’s affiliation with the Company.

4. Compensation. For the full, prompt and faithful performance of the Services, during the term of this Agreement, the Company shall provide the Consultant with the following:

(a) Payments for Services. The Company shall pay the Consultant $[***] per week in connection with the Consultant’s provision of Services (the “Weekly Payment”). At the end of each four-week period during the term of this Agreement, the Consultant shall send the Company an invoice listing the following information: (i) for full days, the date of all full-days in which Services were provided with brief description of the Services provided; (ii) for less than full days, the date of the provision of such Services, the number of hours spent on such Services and a brief description of such Services. Following the receipt of such invoice from the Consultant, the Company shall perform an accounting of the Consultant’s provision of Services to determine if the Weekly Payments paid over such four-week period are the correct payment amount. The accounting shall be conducted in accordance with the following criteria: (1) the Company shall pay the Consultant $[***] for the first four full-days of a four-week period in which the Consultant provides Services to the Company; (2) the Company shall pay the Consultant $[***] for each full-day after the first four full-days of a four-week period in which the Consultant provides Services to the Company; and (3) the Company shall pay the Consultant $[***] per full hour of time that Consultant performs Services to the Company that are not provided during a full-day (including travel time) . If the accounting reveals that the Consultant has been underpaid at the end of such four-week period, the Company shall promptly pay the Consultant any amounts that are due to Consultant. The parties agree that in no event shall the payments to the Consultant be less than $[***] over a four-week period.

(b) Reimbursement of Expenses. The Company will reimburse Consultant for all reasonable travel and other expenses incurred by Consultant in rendering the Services, provided that such expenses are consistent with the Company’s Travel and Expense Policy, and are confirmed by appropriate written expense statements and other supporting documentation.

(c) Nonqualified Stock Options: Upon the execution of this Agreement the Consultant shall be granted options to purchase [***] shares of the common stock of Holdings (the “Options”), which Options shall have an exercise price equal to the closing price of Holdings’ common stock on the trading day prior to issuance. Upon the termination of the Consultant’s Services hereunder (i) by the Company for “cause” (as defined in the Plan referenced below) or (ii) voluntarily by the Consultant, all outstanding Options that have not vested shall be forfeited. The Options shall vest over a five-year period in equal amounts beginning on the first anniversary of the date of issuance, and shall vest immediately upon a Change in Control (as defined in the Plan referenced below) or a termination of the Consultant’s services hereunder by the Company without “cause” (as defined in such Plan) or due to a non-renewal of the Agreement by the Company. The Options shall be subject, in all respects, to (i) the Alphatec Holdings, Inc. 2005 Employee, Director and Consultant Stock Plan (the “Plan”), (ii) a Nonqualified Stock Option Agreement to be entered into by Holdings and the Consultant, and (iii) the Stockholders’ Agreement dated as of March 17, 2005 between Holdings and its stockholders, to which the Consultant hereby agrees to be subject.

(d) Performance Objectives. Starting in 2007 the Consultant’s shall use reasonable best efforts towards the attainment of performance objectives jointly established by the Company’s President and CEO and the Consultant.

(e) Acknowledgement of Consultant. Consultant understands and acknowledges that the payments Consultant will receive pursuant to Section 4 of this Agreement are intended solely to compensate Consultant for the Services Consultant will provide hereunder. Such payments shall in no way influence Consultant’s clinical or professional judgment in performing Services hereunder or otherwise.

5. Term. The Consultant’s performance of Services shall commence on the Effective Date of this Agreement and continue until the date that is the earlier of (i) the date that this Agreement is terminated pursuant to Section 5; (ii) or the [***]-year anniversary of the Effective Date (the “Initial Term”). This Agreement shall renew automatically for one-year terms at the end of the Initial Term and each one-year term thereafter unless it is terminated pursuant to Section 5. The period between the Effective Date and the date of termination of this Agreement is referred to as the “Term”.

6. Termination; Effect of Termination.

(a) This Agreement may be terminated as follows: (i) by the Company immediately upon the Consultant’s death; (ii) by either Party upon the end of a Term upon 30 days written notice prior to the end of a Term.; (iii) by the Company if Consultant has been unable to perform Consulting Services for a period of 60 consecutive days due to a disability; or (iv) by party if the other party materially breaches this Agreement, and such default is not remedied within 30 days of the receipt of written notice from the non-defaulting party.

(b) Upon termination of this Agreement the Company shall have no further obligation under this Agreement to make any payments to Consultant after the date this Agreement is terminated (the “Termination Date”), other than payments accrued and due and payable to Consultant prior to the Termination Date.

(c) The Termination of this Agreement shall not relieve the Consultant or the Company of any obligations hereunder which by their terms are intended to survive the termination of the Consultant’s association with the Company, including, but not limited to, the obligations of Sections 6(b), 6(c), 6(d), 7, 9, 10, 11, 13, 14, 17, 18 and 19.

(d) Upon termination of this Agreement for any reason, the Consultant shall promptly deliver to the Company any and all property of the Company or its customers, licensees, licensors, or affiliates which may be in the Consultant’s possession or control including, without limitation, products, cell lines, materials, memoranda, notes, diskettes, records, reports, laboratory notebooks, or other documents or photocopies of the same.

7. Non-competition. During the Term and during the 12-month period following a Termination Date, the Consultant shall not, without prior written notice to the Company, alone or as a partner, officer, director, consultant, employee, stockholder or otherwise, engage in any commercial employment, consulting or business activity, occupation or other activity that is or is intended to be competitive with the business of the Company in the Field of Interest (each a “Competitive Activity”); provided, however, that (i) the holding by the Consultant of any investment in any security shall not be deemed to be a violation of this Section 7 if such investment does not constitute over five percent (5%) of the outstanding issue of such security; and (ii) the expenditure of reasonable amounts of time as (a) a member of other companies’ advisory board, or (b) as a consultant to other companies shall not be deemed a breach of this if such activities do not interfere with the provision of Services under this Agreement. Upon receiving notice that Consultant intends to engage in any such Competitive Activity, Consultant shall, at the Company’s option, either (i) comply with such safeguards as may be reasonably requested by the Company, or (ii) resign as a Consultant of the Company.

8. Independent Contractor; Compliance. It is understood and agreed, that the Consultant is an independent contractor and that neither this Agreement nor the rendering of the Services shall for any purpose whatsoever or in any way or manner create any employer-employee relationship between the parties. The Consultant shall not be entitled to any fringe benefits generally provided to employees of the Company and the Company shall not be required to maintain workers’ compensation coverage for the Consultant.

9. Intellectual Property.

(a) The Consultant agrees that all ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques and methods (all of the foregoing being hereinafter referred to as “inventions”) which may be used in the business of the Company, whether or not reduced to practice and whether patentable, copyrightable or not, which the Consultant may conceive, reduce to practice or develop during the provision of the Services (such inventions shall be referred to as “Company inventions”), alone or in conjunction with another, or others, shall be the sole and exclusive property of the Company, subject to the Consultant’s obligations to [***], and that the Consultant shall not publish any of the Company inventions without the prior written consent of the Company. Subject to the Consultant’s obligations to [***], the Consultant hereby assigns to the Company all of the Consultant’s right, title and interest in and to all Company inventions. The Consultant agrees to maintain and furnish to the Company complete and current records of all such Company inventions and disclose to the Company in writing any such Company inventions.

(b) Subject to the Consultant’s obligations to [***], at any time during or after the term of this Agreement, the Consultant agrees that the Consultant will fully cooperate with the Company, its attorneys and agents, in the preparation and filing of all papers and other documents as may be required to perfect the Company’s rights in and to any of such Company inventions, including, but not limited to, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights of the United States and of any and all other countries on such inventions, provided that the Company will bear the expense of such proceedings, and that any patent or other legal right so issued to the Consultant, personally, shall be assigned by the Consultant to the Company without charge by the Consultant. Subject to the Consultant’s obligations to [***], the Consultant hereby designates the Company as its agent, and grants to the Company a power of attorney with full power of substitution (which power of attorney shall be deemed coupled with an interest), for the purpose of effecting the foregoing assignments from the Consultant to the Company.

(c) If at any time during a Term or the one-year period following a Termination Date, the Consultant (i) creates a Consultant invention (as defined below), or (ii) decides to sell or otherwise convey or encumber any inventions in the Field of Interest at times that were created during a time period in which the Consultant was not providing Services to the Company (a “Consultant invention”), the Consultant, after satisfying all obligations owed to [***] regarding Consultant inventions, shall provide written notice of the same to the Company and offer the Company the option (the “Option”) to acquire such Consultant invention. The Company shall have 60 days thereafter to indicate to the Consultant whether the Company would like to exercise its option and to negotiate the terms of such purchase (the “Option Period”). If (1) the Company does not give the Consultant notice of its exercise of the Option before the end of the Option Period, or (2) if the Company indicates in writing that it does not intend to exercise the Option, or (3) if the parties are not able, despite their good faith efforts, to agree on terms within the Option Period, then the Consultant shall be free to seek other third-party buyers provided that such buyers shall not be offered such rights on terms better than those last offered to the Company.

10. Confidentiality. In connection with the performance of Services, the Consultant will be exposed to, and may develop or create, certain information concerning the research, business, Alphatec Inventions, products, proposed new products, designs, data, results, clinical testing programs, manufacturing processes and techniques, customers, and other information and materials that embody trade secrets or technical or business information that is confidential and proprietary to the Company (collectively, “Confidential Information”). The Consultant hereby agrees not to disclose or use, other than in the performance of the Services, any Confidential Information, without the Company’s prior written consent, unless such information becomes publicly available, through no fault of the Consultant or a third party not obligated to keep such information confidential. The Consultant further agrees not to make any notes or memoranda relating to the business of the Company, other than for the benefit of the Company, and not to use or permit to be used at any time any such notes or memoranda, other than for the benefit of the Company. In addition, the Consultant agrees, promptly upon the Company’s request to return to the Company or destroy (at the Company’s option) any and all documentary, machine-readable or other elements or evidence based on or containing Confidential Information and any copies that may be in the Consultant’s possession or under the Consultant’s control. The provisions of this Section 10 will apply both during and after the Term.

11. Injunctive Relief. The Consultant agrees that any breach of this Agreement by him could cause irreparable damage to the Company and that in the event of such breach the Company shall have the right to obtain injunctive relief, including, without limitation, specific performance or other equitable relief to prevent the violation of the Consultant’s obligations hereunder. It is expressly understood and agreed that nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach, including, without limitation, the recovery of damages by the Company.

12. No Conflicting Agreements. The Consultant represents and warrants that he is not a party to any commitments or obligations inconsistent with this Agreement and hereby agrees to indemnify and hold the Company harmless against any claim based upon circumstances alleged to be inconsistent with such representation and warranty. During the Term, the Consultant will not enter into any agreement either written or oral in conflict with this Agreement and will arrange to provide the Services in such a manner and at times that the Services will not materially conflict with the Consultant’s responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship he has at any time with any third party.

13. Indemnification. The Company and the Consultant (each, an “Indemnifying Party”) shall, to the fullest extent permitted by law, hold harmless and indemnify the other party (the “Indemnified Party”) from and against any and all claims, liabilities, damages, expenses (including reasonable attorneys’ fees) and losses (collectively, “Losses”) incurred as a result of any acts or omissions of the Indemnifying Party in connection with this Agreement and the parties’ performance hereunder, except to the extent that any such Losses were a result of the negligence or willful misconduct of, or a breach of this Agreement by, the Indemnified Party.

14. Notices. All notices and other communications hereunder shall be in writing, and shall be delivered or sent by facsimile transmission, recognized courier service, registered or certified mail, return receipt requested, addressed to the party at the address set forth on the signature page hereof, or to such other address as such party may designate in writing to the other. Such notice or communication shall be deemed to have been given as of the date sent by the facsimile or delivered to a recognized courier service, or three days following the date deposited with the United States Postal Service.

15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns. The Consultant agrees that the Company may assign this Agreement, in whole or in part, to any person or entity controlled by, in control of, or under common control with, the Company, and to any purchaser of all or substantially all of its assets or such portion of its assets to which this Agreement relates, or to any successor corporation resulting from any merger or consolidation of the Company with or into such corporation. The Consultant may not assign or transfer this Agreement or any of the Consultant’s rights or obligations hereunder. In no event shall the Consultant assign or delegate responsibility for actual performance of the Services to any other person or entity without the prior written consent of the Company.

16. Entire Agreement. This Agreement constitutes the entire agreement between the parties as to the subject matter hereof. No provision of this Agreement shall be waived, altered or cancelled except in writing signed by the party against whom such waiver, alteration or cancellation is asserted. Any such waiver shall be limited to the particular instance and the particular time when and for which it is given.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in San Diego County, California for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein.

18. Enforceability. The invalidity or unenforceability of any provision hereof as to an obligation of a party shall in no way affect the validity or enforceability of any other provision of this Agreement, provided that if such invalidity or unenforceability materially adversely affects the benefits the other party reasonably expected to receive hereunder, that party shall have the right to terminate this Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by limiting or reducing it or them, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

19. Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

20. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed Agreement as of the Effective Date.

ALPHATEC SPINE INC.

By:	/s/ John H. Foster
John H. Foster

Chairman

Address for Notice Purposes:

2051 Palomar Airport Road Suite 100 Carlsbad, California 90211

ALPHATEC HOLDINGS, INC.

By:	/s/ John H. Foster
John H. Foster Chairman

Address for Notice Purposes:

2051 Palomar Airport Road Suite 100 Carlsbad, California 90211

/s/ Stephen H. Hochschuler
Stephen H. Hochschuler, M.D.

Address for Notice Purposes: